 EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Wells Fargo Commercial Mortgage Securities, Inc.

375 PARK AVE FL 2

Wells Fargo Securities, LLC

NEW YORK, New York 10152-0002

RE: Annual Statement of Compliance for Wells Fargo Commercial Mortgage Trust 2015-SG1, Commercial Mortgage Pass-Through Certificates, Series  2015-SG1

Per the Pooling and Servicing Agreement dated as of August 1, 2015 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2015 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February  25, 2016

/s/ Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, N.A.